As filed with the Securities and Exchange Commission on September 9, 2026

Registration No. 333-265763

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-265763

UNDER THE SECURITIES ACT OF 1933

BARINTHUS BIOTHERAPEUTICS PLC

(Exact Name of Registrant as Specified in its Charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20400 Century Blvd, Suite 210

Germantown, MD 20874

443 917-0966

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William Enright

Chief Executive Officer

20400 Century Blvd, Suite 210

Germantown, MD 20874

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Robert E. Puopolo

Marishka DeToy

Janet Hsueh

Goodwin Procter LLP

101 Northern Avenue

Boston, MA 02210

(617) 570-1000

Approximate date of commencement of proposed sale to the public: Not applicable. The Registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Barinthus Biotherapeutics plc, a public limited company incorporated under the laws of England and Wales (the “Registrant”), is filing with the U.S. Securities and Exchange Commission (the “SEC”) this post-effective amendment no. 1 (this “Post-Effective Amendment”) to deregister all ordinary shares, nominal value £0.000025 per share (“Ordinary Shares”), of the Registrant, represented by American Depositary Shares (“ADSs”), previously registered under the following Registration Statement on Form S-3 (the “Registration Statement”), together with any other securities registered thereunder:

•	Registration Statement on Form S-3 (No. 333-265763) filed with the SEC on June 22, 2022, covering the resale from time to time by the selling shareholders identified in the prospectus that form a part of the Registration Statement of up to 2,163,694 Ordinary Shares, represented by 2,163,694 ADSs.

On September 9, 2026, pursuant to the Agreement and Plan of Merger, dated as of September 29, 2025, as amended (the “Merger Agreement”), by and among the Company, Beacon, Beacon Topco, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Beacon (“Topco”), Cdog Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Topco, and Clywedog Therapeutics, Inc., a Delaware corporation, the scheme of arrangement under Part 26 of the United Kingdom Companies Act 2006 (the “Scheme”) became effective. As a result of the effectiveness of the Scheme, Topco acquired the entire issued and to be issued share capital of the Company, and the Company became a direct wholly-owned subsidiary of Topco.

As a result of the effectiveness of the Scheme, the Company has terminated all of the offerings of the Company’s securities pursuant to the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of the Company registered under such Registration Statement which remain unsold at the termination of the offering, the Company hereby removes from registration, by means of this Post-Effective Amendment, all of the securities of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, Maryland, on September 9, 2026.

Barinthus Biotherapeutics plc

By:	/s/ William Enright
William Enright
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933, as amended.